TO THE SECRETARY OF
AMERICAN ENTERPRISE LIFE INSURANCE COMPANY

By Resolution received by the Secretary on July 15, 1987, the Board of Directors of American Enterprise Life Insurance Company:

         RESOLVED, That American Enterprise Life Insurance Company, pursuant to the provisions of Section 27-1-51 Section 1 Class 1(c) of the Indiana Insurance Code, established a separate account designated American Enterprise Variable Life Account to be used for the Corporation's variable life insurance contracts; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts and/or investment divisions of the Account in the future as they determine to be appropriate; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to accomplish all filings, including registration statements and applications for exemptive relief from provisions of the securities laws as they deem necessary to carry the foregoing into effect.

As Executive Vice President of American Enterprise Life Insurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, 1 subaccount within the separate account to invest in the following fund:

FTVIPT Templeton International Securities Fund - Class 2

In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of American Enterprise Life Insurance Company, the Unit Investment Trust comprised of American Enterprise Variable Life Account and is hereby reconstituted as American Enterprise Variable Life Account consisting of 43 subaccounts.

                                                      Received by the Secretary:


/s/ Gumer C. Alvero                                   /s/  Teresa J. Rasmussen
--------------------                                  ------------------------
    Gumer C. Alvero                                        Teresa J. Rasmussen

                                                      Date:  February 28, 2002